Velocity Asset Management, Inc.
                       48 S. Franklin Turnpike, 3rd Floor
                                Ramsey, NJ 07446


                                            August 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W., Mail Stop 4561
Washington, D. C. 20549

Attention:        William Friar, Senior Financial Analyst
                  Division of corporate finance

         Re:      Velocity Asset Management, Inc.
                  Registration Statement on Form SB-2 (File No. 333-122062)
                  ---------------------------------------------------------


Ladies and Gentlemen:

         On behalf of Velocity Asset Management, Inc. (the "Company"), I hereby request that the effectiveness of the above-referenced Registration Statement on Form SB-2 be accelerated such that it becomes effective as of 2:00 p.m., eastern time on August 12, 2005. If acceleration to the foregoing time and date is not possible, the Company requests acceleration to a time and date as soon thereafter as practicable.


                                       VELOCITY ASSET MANAGEMENT, INC.


                                       By: /s/ JAMES J. MASTRIANI
                                           -------------------------------------
                                           James J. Mastriani
                                           Chief Financial and Legal Officer